Exhibit 99.1

Digimarc Welcomes Former Northrop Grumman General Counsel Sheila Cheston and PwC Chief Administrative Officer Dana Mcilwain to Board of Directors

Industry veterans bring decades of leadership, governance, and operational expertise to Digimarc as the company accelerates its global growth

BEAVERTON, Ore. – October 1, 2024 – Digimarc Corporation (NASDAQ: DMRC), a global leader in digital watermarking technologies, today announced the election of Sheila Cheston, former General Counsel at Northrop Grumman, and Dana Mcilwain, former Chief Administrative Officer and Global Operations Leader at PricewaterhouseCoopers (PwC), to its Board of Directors, effective October 1, 2024. Cheston will serve on the Audit, Governance, Nominating, and Sustainability, and Compensation and Talent Management Committees, while Mcilwain will join the Audit and Governance, Nominating, and Sustainability Committees. Simultaneously, Milena Alberti-Perez, who has served on the Digimarc board since 2022, has announced her decision to resign as a director.

Cheston is a seasoned executive with over 30 years of experience crafting global strategies and leading major corporate transactions for multinational corporations and the federal government. As General Counsel at Northrop Grumman for 13 years, she helped drive significant growth and long-term value for shareholders. Mcilwain, with over 35 years at PwC across various leadership roles, has a proven record of leading large-scale business and industry transformations, bringing disruptive technology solutions to the market in a scalable fashion, and enhancing operational and financial performance across global markets.

“As our technology continues to gain recognition across both public and private sectors, Sheila’s and Dana’s wealth of experience in strategic, operational, and financial leadership will help us maximize the current market opportunities,” said Riley McCormack, President and CEO of Digimarc. “Their addition to our Board further strengthens our ability to scale and meet the growing demand for our groundbreaking solutions. We also want to take this opportunity to sincerely thank Milena for her leadership and incredible contribution to the Digimarc board over the years.”

Katie Kool, Chair of Digimarc’s Board of Directors, added, “We are thrilled to welcome Sheila and Dana to the board at such a pivotal time. Their expertise in leading global transformations aligns perfectly with our mission to address pressing global challenges — from optimizing retail operations for loss prevention and an enhanced consumer experience to safeguarding brands against counterfeiting to tackling environmental issues like plastic waste. And we wish Milena incredible success in all her current and future endeavors. Her impact during her board service has been profound.”

Cheston commented, “I’m excited to join Digimarc’s board at this moment of transformative growth. Digital innovation is a strategic imperative, and Digimarc’s technology offers real solutions to critical challenges across industries. I look forward to contributing my experience in strategy, governance, and government affairs to support the company’s continued success.”

Mcilwain added, “Digimarc’s leadership in digital transformation, particularly in digital watermarking technology, presents significant potential for reshaping industries. I’m eager to bring my experience in building Go-To-Market strategies and partnerships as well as navigating large-scale organizational and industrial change to help Digimarc expand its global presence and impact.”

Cheston retired from Northrop Grumman in December 2023, following a distinguished career that included roles as Executive Vice President of BAE Systems, Inc., and various senior positions in the U.S. government, including General Counsel of the U.S. Air Force and Special Associate Counsel to the President. She holds degrees from Dartmouth College and Columbia Law School.

Mcilwain recently retired from PwC after 35 years. During that time, he led the Company’s U.S. Advisory practice to triple revenue growth. He also served as PwC’s Vice Chairman and U.S. Services leader, managing the U.S. profit and loss center and maintaining high staff retention rates. His vision led to the design and implementation of PwC’s Global Advisory Operating Model, significantly increasing the firm’s consulting practice and brand recognition. He holds a Bachelor of Science in Management from Tulane University and is a Certified Public Accountant.

For more information about Digimarc and its leadership team, please visit Digimarc Leadership.

About Digimarc

Digimarc Corporation (NASDAQ: DMRC) is the pioneer and global leader in digital watermarking technologies. For nearly 30 years, Digimarc innovations and intellectual property in digital watermarking have been deployed at a massive scale for the identification and the authentication of physical and digital items. A notable example is our partnership with a consortium of the world’s central banks to deter counterfeiting of global currency. Digimarc is also instrumental in supporting global industry standards efforts spanning both the physical and digital worlds. In 2023, Digimarc was named to the Fortune 2023 Change the World list and honored as a 2023 Fast Company World Changing Ideas finalist. Learn more at Digimarc.com.

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Digimarc Corporation

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Grove Partners

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